EXHIBIT 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form F-1 under the Securities Act of 1933 as amended of our report dated September 25, 2023, with respect to the consolidated balance sheets of Fuxing China Group Limited and its subsidiaries (collectively, the “Company”) as of March 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows, for each of the two years in the years ended March 31, 2023 and 2022.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

June 14, 2024